EXHIBIT 4.1

AMENDMENT NO. 2 TO STOCKHOLDER PROTECTION RIGHTS AGREEMENT

THIS AMENDMENT NO. 2 TO STOCKHOLDER PROTECTION RIGHTS AGREEMENT (this “Amendment No. 2”) is made and entered into as of February 21, 2011 between Dynegy Inc., a Delaware corporation (the “Company”), and Mellon Investor Services LLC (operating with the service name BNY Mellon Shareowner Services), a New Jersey limited liability company, as Rights Agent (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent entered into that certain Stockholder Protection Rights Agreement, dated as of November 22, 2010, as amended by Amendment to Stockholder Protection Rights Agreement, dated as of December 15, 2010 (the “Rights Agreement”);

WHEREAS, Section 5.4 of the Rights Agreement provides that, prior to the Flip-in Date, the Rights Agreement may be amended by the Company and the Rights Agent in any respect without the approval of any holder of Rights;

WHEREAS, in accordance with Section 5.4 of the Rights Agreement, the Company and the Rights Agent have agreed to amend the Rights Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements set forth herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01.  Unless otherwise defined herein, all capitalized terms used in this Amendment No. 2 have the meanings given to them in the Rights Agreement.

ARTICLE II

AMENDMENTS TO THE RIGHTS AGREEMENT

Section 2.01.                                Section 1.1 of the Rights Agreement is hereby amended as follows:

(a)           The definition of “Acquiring Person” is hereby amended by replacing all references therein to “10%” with “20%”.

ARTICLE III

MISCELLANEOUS

Section 3.01.  On and after the date of this Amendment No. 2, each reference in the Rights Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import referring to the Rights Agreement, and each reference in any agreements or certificates to be delivered in connection with the Rights Agreement to the “Rights Agreement,” “thereunder,” “thereof” or words of like import referring to the Rights Agreement, shall mean and be a reference to the Rights Agreement as amended by this Amendment No. 2, provided that the phrase “date hereof” or “date of this Agreement” or words of like import shall be deemed to refer to November 22, 2010 for all purposes of the Rights Agreement.

Section 3.02.  Except as specifically amended by the terms of this Amendment No. 2, the terms and conditions of the Rights Agreement are and shall remain in full force and effect for all purposes.

Section 3.03.  This Amendment No. 2 may be executed in any number of counterparts (including by facsimile and .pdf) and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

Section 3.04.  THIS AMENDMENT NO. 2 SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF DELAWARE AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF SUCH STATE APPLICABLE TO CONTRACTS ENTERED INTO, MADE WITHIN, AND TO BE PERFORMED ENTIRELY WITHIN THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAWS PROVISIONS OR RULES THAT WOULD CAUSE THE APPLICATION OF LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE; PROVIDED, HOWEVER, THAT ALL PROVISIONS REGARDING THE RIGHTS, DUTIES, OBLIGATIONS AND LIABILITIES OF THE RIGHTS AGENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

IN WITNESS WHEREOF, the Company and the Rights Agent have caused this Amendment No. 2 to be executed as of the date first written above.

DYNEGY INC.

By:  /s/ Kent R. Stephenson
Name: Kent R. Stephenson
Title: Senior Vice President and General Counsel

MELLON INVESTOR SERVICES LLC,
as Rights Agent

By:  /s/ Ann Peters
Name: Ann Peters
Title: Vice President & Relationship Manager